EXHIBIT (d)(7)(b)

                              FEE WAIVER AGREEMENT

     AGREEMENT made as of this 13th day of April 2004, between Eaton Vance Mutual Funds Trust (the "Trust"), on behalf of Eaton Vance Low Duration Fund (the "Fund"), and Eaton Vance Management ("Eaton Vance").

     WHEREAS, the Trust, on behalf of the Fund, has entered into an Investment Advisory and Administrative Agreement ("Advisory/Administrative Agreement") with Eaton Vance; and

     WHEREAS, the Advisory/Administrative Agreement provides that Eaton Vance shall be entitled to receive an asset-based fee payable at a rate equal to 0.15% of the average daily net assets per annum of the Fund ("Advisory/Administration Fee"); and

     WHEREAS, Eaton Vance has offered to waive said fee in its entirety, and the Trust, on behalf of the Fund, has accepted such waiver; and

     WHEREAS, Eaton Vance and the Trust wish to memorialize said fee waiver in writing;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust, on behalf of the Fund, and Eaton Vance hereby agree as follows:

     1. For so long as the Advisory/Administrative Agreement shall remain in effect, notwithstanding any provisions of the Advisory/Administrative Agreement to the contrary, Eaton Vance will waive its Advisory/Administration Fee in its entirety.

     2. This Agreement may only be terminated or amended upon the mutual written consent of the Trust and Eaton Vance; provided that no such termination or amendment shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of Eaton Vance or the Trust.

     3. This instrument is executed under seal and shall be governed by Massachusetts law.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

                                    Eaton Vance Mutual Funds Trust, on behalf of
                                    Eaton Vance Low Duration Fund


                                    By: /s/ Thomas E. Faust
                                        ------------------------------------
                                        President



                                    Eaton Vance Management


                                    By: /s/ Alan R. Dynner
                                        ------------------------------------
                                        Vice President